PARTICIPATION AGREEMENT

Agreement dated as of January 4, 2007, by and between Gettinger Associates, L.P., a New York limited partnership having an office at 1407 Broadway, New York, New York 10018 (hereinafter referred to as “Gettinger”) and 1407 Broadway Real Estate LLC, a Delaware limited liability company having an office at 326 Third Street, Lakewood, New Jersey 08701 (hereinafter referred to as “Lightstone”).

Whereas, pursuant to a sale and purchase of leasehold agreement dated October 25, 2006 between Gettinger, as seller, and Lightstone, as purchaser, (the “Sale and Purchase Agreement”), Gettinger’s interest in the Operating Lease (as such term is hereinafter defined) and other real and personal property relating thereto has been sold and transferred to Lightstone.

Whereas, the parties have agreed that, under certain circumstances, Gettinger shall participate in and have an interest in certain profits, proceeds, rents and revenues which might hereafter be derived by Lightstone, its successors and assigns, from or relating to the Operating Lease.

Now, therefore, in consideration of the premises and the mutual covenants, conditions and promises contained herein and in the Sale and Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Certain Definitions. For purposes of this Agreement, the terms set forth below shall be defined as follows:

1.1. “Operating Lease” shall mean that certain Sub-Lease, dated February 1, 1954, between Webb & Knapp, Inc., as landlord, and Gettinger, as tenant, which Sub-Lease was recorded in the Office of the Register of the City of New York, New York County (the “Register”) on February 6, 1954, in Liber 4868 of Conveyances, Page 339, as amended to date.

1.2. “Land” shall mean the land located at and known as 535 Seventh Avenue (also known as 1407 Broadway) in the Borough of Manhattan, City, County and State of New York, which is more particularly described on Exhibit A annexed hereto and made a part hereof.

1.3. “Improvements” shall mean all buildings and improvements located on the Land, together with all facilities located in said buildings and improvements or on the Land (such buildings, improvements and facilities are hereinafter collectively referred to as the “Improvements”).

1.4. “Premises” shall mean the Land and the Improvements.

1.5. “Transfer” shall mean a sale, transfer, exchange, conveyance, sublease, sub-sublease, assignment or other disposition of any nature whatsoever.

1.6. “Transferee” shall mean a party who shall offer or agree to purchase or acquire all or any portion of or interest in the Operating Lease or the membership, equity or other ownership interests in Lightstone, or to sub-sublease all or substantially all of the Premises, or who shall purchase or acquire all or any portion of or interest in the Operating Lease or the membership, equity or other ownership interests in Lightstone, or who shall sub-sublease all or substantially all of the Premises, in any case either directly or indirectly or in one or more separate transactions. For purposes of this Agreement, a sub-sublease of all or substantially all of the Premises shall not be deemed to include an individual office space sub-sublease of a portion of the Premises for use and occupancy by the sub-sublessee thereof.

1.7. “Net Adjusted Transfer Proceeds” shall mean the gross proceeds (including, without limitation, all cash or cash equivalents and the net present value (as determined pursuant to the provisions of paragraph 2 below) of all mortgages or other forms of financing or other installment or deferred payment arrangements granted or subject to which a Transfer is made) of a Transfer of the Operating Lease or the membership, equity or other ownership interests in Lightstone or any interest therein or portion thereof, less (i) reasonable brokerage commissions actually paid by the transferor (not to exceed six (6%) percent of the gross proceeds of the Transfer in the aggregate), (ii) New York State and New York City real property transfer taxes actually paid by the transferor, (iii) reasonable attorneys’ fees actually paid by the transferor, (iv) the amount of any prepayment fee in respect of the transferor’s leasehold mortgage loan actually paid by the transferor in connection with the Transfer (if any) and (v) the sum of one hundred twenty-two million and 00/100 ($122,000,000.00) dollars multiplied by the percentage interest (not to exceed 100%) in the Operating Lease or in the aggregate membership, equity or other ownership interests in Lightstone which is subject to the Transfer.

1.8. “Net Adjusted Sub-sublease Proceeds” shall mean all cash and other consideration paid in connection with the granting of any sub-sublease of all or substantially all of the Premises, plus the excess of all rent and additional rent paid by or on behalf of the lessee throughout the entire term of the sub-sublease over the amount of rent and additional rent paid by the lessee under the Operating Lease throughout the entire term of the sub-sublease.

1.9. “Term” shall mean the two (2) year period commencing on the date of this Agreement and terminating on the day immediately preceding the second (2nd) anniversary of the date of this Agreement.

2. Gettinger’s Participation in Net Adjusted Transfer Proceeds. If, during the Term, (i) Lightstone shall effect a Transfer of the Operating Lease or the membership, equity or other ownership interests in Lightstone, or any interest therein or portion thereof, to a Transferee (other than a Permitted Transferee, as such term is defined in the Sale and Purchase Agreement), or (ii) Lightstone shall enter into a contract or agreement for the Transfer of the Operating Lease or the membership, equity or other ownership interest in Lightstone, or any interest therein or portion thereof, to a Transferee or (iii) a mortgage foreclosure proceeding in respect of the Operating Lease shall be commenced by any leasehold mortgagee other than an independent institutional leasehold mortgagee, or the Operating Lease or the membership, equity or other ownership interests in Lightstone, or any interest therein or portion thereof, shall be otherwise subject to a Transfer pursuant to judicial order or decree, then in any such event, Lightstone shall pay to Gettinger, and Gettinger shall be entitled to receive, at the closing of any such Transfer, an amount equal to fifty (50%) percent of the Net Adjusted Transfer Proceeds in respect of such Transfer. If any portion of the Net Adjusted Transfer Proceeds are payable by the Transferee in installments or by means of one or more deferred payments, then in addition to the portion of the Transfer Proceeds payable in cash or by cash equivalents, Gettinger shall also receive, at the closing of such Transfer, a lump sum payment from Lightstone equal to the then net present value of the aggregate amount of all such installments and/or deferred payments thereafter becoming due and payable, discounted at the rate then being paid on newly issued U.S. Treasury Bonds having a maturity date most closely approximating the date on which the last such installment or deferred payment shall become due and payable.

3. Gettinger’s Participation in Net Adjusted Sub-sublease Proceeds. If, during the Term, Lightstone, as lessee under the Operating Lease, shall enter into a sub-sublease agreement in respect of all or substantially all of the Premises with a Transferee, regardless of the term of any such sub-sublease or sub-sublease agreement, Lightstone shall pay to Gettinger, and Gettinger shall be entitled to receive, as and when Lightstone shall receive same, amounts equal to fifty (50%) percent of the Net Adjusted Sub-sublease Proceeds in respect of such sub-sublease or sub-sublease agreement throughout the term thereof, irrespective of whether such term shall extend beyond the Term.

4. Notice of Transfer. It shall be a condition precedent to the effectiveness of any Transfer subject to this Agreement that Lightstone shall give notice to Gettinger of such Transfer, together with true and complete copies of all contracts, leases, subleases, and other agreements relating to such Transfer, not less than fifteen (15) days prior to the effective date of such Transfer, time being of the essence.

5. Intentionally Deleted.

6. Arbitration. If any dispute shall arise between or involving the parties hereto with respect to any matter or thing relating to this Agreement, then such dispute shall be promptly submitted to and decided by binding arbitration by the American Arbitration Association in the County of New York in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, as same may hereafter be amended, supplemented, supplanted or replaced. The award rendered by the arbitrators shall be final, and judgment may be entered upon such award in accordance with applicable law in any court having jurisdiction. Each party shall bear its own legal and accounting fees in connection with such arbitration hearing and all filing fees shall be borne equally by the parties; however, the arbitrators shall have the power to award legal fees and costs to either party as the arbitrators may see fit.

7. Guaranty of Lightstone’s obligations by Lightstone Holdings, LLC. By execution of a copy of this Agreement below, and as a material inducement to Gettinger to enter into and perform under this Agreement, Lightstone Holdings, LLC (“Guarantor”) hereby absolutely, unconditionally and irrevocably guarantees to Gettinger, and to Gettinger’s partners, agents, successors and assigns, the full and timely performance, payment and observation by Lightstone of all of Lightstone’s covenants, obligations, representations and warrantees under and/or pursuant to this Agreement. Guarantor hereby waives notice of acceptance of the provisions of this paragraph 7, notice of default under this Agreement or any other notices required under this Agreement, and all other notices to which Guarantor might otherwise be entitled, whether by statute, rule of law or otherwise, and any demand for payment or performance under the provisions of this paragraph 7. Guarantor’s obligations under this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by: (a) any amendment, extension, renewal or modification of, or addition or supplement to, any of the terms, conditions or provisions of this Agreement; (b) any compromise, release, consent, extension, indulgence or other action or inaction with respect to any of the terms, conditions or provisions of this Agreement; (c) any exercise, non-exercise or delay in exercise by Gettinger of any right, power or remedy under or in respect of this Agreement, or any waiver of any such right, power or remedy; (d) any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or the like of Lightstone or any other guarantor, or the discharge or release of Lightstone or any other guarantor in any such bankruptcy proceeding; (e) any sale, lease or transfer of any or all of the assets, shares of stock, partnership interests or other ownership interests of Lightstone or Guarantor or (f) any other circumstance, whether or not Guarantor, Lightstone or Gettinger shall have had actual or constructive notice or knowledge thereof. The liability of Guarantor is coextensive with that of Lightstone and also joint and several with Lightstone, and action or suit may be brought against Guarantor and carried to final judgment and/or completion and recovery had, either with or without making Lightstone a party thereto. Insofar as the payment by of any sums of money to Gettinger is involved, the provisions of this paragraph 7 shall constitute a guaranty of payment and not of collection.

8. Miscellaneous.

8.1.  Further Actions. Each of the parties shall do all things reasonably necessary to consummate the transactions contemplated hereby. Without limitation of the foregoing, Lightstone shall fully cooperate with Gettinger and shall furnish, execute and deliver upon request therefor all information, documents and forms relating to Lightstone, any Transferee, the Operating Lease, the Premises, any Transfer or proposed Transfer in respect of the Operating Lease, and/or this Agreement, as Gettinger or Gettinger’s attorneys shall deem reasonably necessary or required in connection with this Agreement.

8.2.  Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

8.3.  Notices. Any notice or other communication made in connection with this Agreement shall be in writing and shall be sent by overnight courier with receipt of delivery obtained, mailed by certified mail, return receipt requested or personally delivered against receipt to the party to whom it is to be given. Any such notice shall be deemed to have been received on the date personal delivery is effected, one (1) business day after deposit with an overnight courier, or three (3) business days after deposit in the U.S. mail, as the case may be, as follows:

To Gettinger:

Gettinger Associates, L.P.
1407 Broadway
New York, New York 10018
Attention: Mr. Robert S. Gettinger

With a copy sent in like manner to:

Gary S. Friedman, Esq.
Kaufman Friedman Plotnicki & Grun, LLP
300 East 42nd Street, 8th floor
New York, New York 10017

To Lightstone:

1407 Broadway Real Estate LLC
c/o The Lightstone Group
326 Third Street
Lakewood, New Jersey 08701

With a copy sent in like manner to:

Sheldon Chanales, Esq.
Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016

To Guarantor:

Lightstone Holdings, LLC
c/o The Lightstone Group
326 Third Street
Lakewood, New Jersey 08701

With a copy sent in like manner to:

Sheldon Chanales, Esq.
Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016

Any party may by notice given in accordance with this Paragraph to any other party designate another address or person for receipt of notices hereunder. Notices may be validly given by a party’s attorneys for all purposes hereunder.

8.4.  Intentionally Deleted.

8.5.  Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provisions of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

8.6.  Binding Effect; Recordation. The provisions of this Agreement shall be deemed to be covenants running with the land with respect to the Premises and shall be binding upon and inure to the benefit of Gettinger and Lightstone, and any Transferee(s), and their respective immediate and remote successors, heirs, legal representatives and assigns. It is the intention of the parties that this Agreement be recorded by Gettinger, and Lightstone shall fully cooperate with Gettinger and shall promptly execute and deliver all necessary documents and tax returns in connection with such recordation. Gettinger shall pay any real property transfer tax which may be imposed as a condition to the recordation of this Agreement. Lightstone shall duly execute and deliver any transfer tax returns or other documentation required for Gettinger to record this Agreement.

8.7.  Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

8.8.  Assignment. Gettinger shall have the right to assign all or any portion of its interest in this Agreement.

8.9.  Void or Unenforceable Provisions. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

8.10.  Counterparts; Governing Law; Construction. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without giving effect to conflict of laws. This Agreement shall be construed and interpreted without regard to any presumption or rule requiring construction or interpretation against the party causing this Agreement to be drafted.

In witness whereof, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

Gettinger Associates, L.P., Seller

By: Gettinger Ltd., general partner

by: /s/ Robert S. Gettinger Name: Robert S. Gettinger
Title: President

1407 Broadway Real Estate LLC

By: /s/ David Lichtenstein Name: David Lichtenstein
Title: President

Lightstone Holdings, LLC

By: /s/ David Lichtenstein Name: David Lichtenstein
Title: President

EXHIBIT A

DESCRIPTION OF PREMISES

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the Southerly side of 39th Street with the Westerly side of Broadway;

RUNNING THENCE Southeasterly along the Westerly side of Broadway 205 feet more or less to the corner formed by the intersection of the Northerly side of 38th Street with the said Westerly side of Broadway;

THENCE Westerly along the Northerly side of 38th Street 156 feet 2-3/8 inches, more or less to a point distant 200 feet East of 7th Avenue;

THENCE Northerly at right angles to 38th Street 98 feet 9 inches to the center line of the block;

THENCE Westerly along said center line of the block and parallel with 39th Street 200 feet to the Easterly side of 7th Avenue;

THENCE Northerly along the Easterly side of 7th Avenue 98 feet 9 inches to the corner formed by the intersection of the said Easterly side of 7th Avenue with the Southerly side of 39th Street;

THENCE Easterly along the Southerly side of 39th Street 301 feet 2-5/8 inches to the corner aforesaid, the point or place of BEGINNING.

PARTICIPATION AGREEMENT

Gettinger Associates, L.P.

-with-

1407 Broadway Real Estate LLC

Guarantor: Lightstone Holdings, LLC

Premises:	1407 Broadway
New York, New York

Block: 814
Lot: 15

Record and Return To:

Kaufman Friedman Plotnicki & Grun, LLP
300 East 42nd Street, 8th Floor
New York, New York 10017

Attention: Gary S. Friedman, Esq.